Jeremy Verba Appointed to hopTo Board of Directors

CAMPBELL, Calif.— (December 23, 2013) — hopTo (OTCBB:HPTO), developer of the world's most advanced mobile productivity workspace, today announced the appointment of Jeremy Verba to the Company's Board of Directors.

"With this appointment hopTo has added a seasoned, C-Level executive whose experience, skillset and network are accretive to that of our current board," said Eldad Eilam, President and CEO of hopTo. "Jeremy brings years of hands-on experience and innovative ideas in the areas of creation, marketing and monetization of consumer products, to the hopTo board."

Jeremy Verba is a senior Internet executive with leadership experience in consumer products and services. He is currently an Entrepreneur-in-Residence at Foundation Capital in Menlo Park, CA. Recently, Jeremy was the CEO of eHarmony, Inc., overseeing the number one compatibility-based relationship site in the world. The company operated or controlled businesses in 18 countries on four continents. Prior to eHarmony, he was the founder and GM of Treasure Isle at Zynga, Inc.

"I am delighted to be asked to join the hopTo board," said Verba. "I am very excited about the market potential of the hopTo productivity workspace, and I look forward to helping the hopTo team as they continue to build a successful company around this innovative platform."

Verba's career encompasses roles as a top executive in private entities, public companies and divisions of large companies. His career focus has been on online services, communications, and digital media. Additionally, Jeremy also sits on several boards, is an active angel investor and is a graduate of MIT and Harvard Business School.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is an innovator of a unique mobile productivity workspace application. hopTo delivers a mobile experience that changes the way you work and live --empowering you to fully embrace a mobile lifestyle – without any compromises or boundaries. Search, Access, Aggregate, Create, Edit and Share your content from your mobile device, efficiently and effectively, by leveraging the power of your own "personal cloud." The company is based in Campbell, CA.

For more information on hopTo, please visit: hopTo.com or facebook.com/hopTo.

Forward Looking Statements

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: Apple's ultimate discretion to certify applications for distribution on its app store and the timing of when it chooses to make such decision; the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; our revenue could be adversely impacted if any of our significant customers reduces its order levels or fails to order during a reporting period; and other factors, including those set forth under Item 1A, "Risk Factors" in our Annual Report on Form 10-K/A for the year ended December 31, 2012, and in other documents we have filed with the SEC.

hopTo and GraphOn are registered trademarks of hopTo, Inc. All other trademarks belong to their respective owners.

Contact:

Investor Relations: Genesis Select Corp. Budd Zuckerman bzuckerman@genenisselect.com

Kim Rogers

krogersc@genesisselect.com

303-415-0200 Media: Troy Mickle press@hopto.com 408-688-2674 x5086